EXECUTIVE EMPLOYMENT AGREEMENT

Ther Executive Employment Agreement ("Agreement") is effective as of November 30, 2021 ("Effective Date") by and between SOLAR INTEGRATED ROOFING CORP., a Nevada Corporation (“Company” or “SIRC”) and Wanda Witoslawski ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.Employment. Company hereby agrees to employ Executive as its Chief Financial Officer (“CFO”) and Executive hereby accepts such employment in accordance with the terms of this Agreement.

2.Duties of Executive. During the Employment Term of this Agreement as defined in Paragraph 5 ("Employment Term"), Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company its subsidiaries. Executive shall be responsible for duties typical of the office held by the Executive.

3.Compensation. Executive shall receive compensation during the Employment Term as follows:

A.Salary. Executive’s salary shall equal $20,000.00 per month and shall receive a 5% cost of living adjustment each year on the anniversary of this Agreement.

B.Equity. Executive shall receive 3,000,000 shares of Company Common Stock (the “Shares”). The Shares shall be issuable upon execution of this Agreement but shall be subject to claw back by the Company on a pro rata basis if (i) the Executive voluntarily terminates employment prior to the completion of the Term; or (ii) the Company terminates the Executive for Cause (defined in Section 5B below). If, on the one-year anniversary of this Agreement, the Shares do not have an aggregate value of $3,000,000, the Company shall issue additional shares to Executive so that the aggregate value of the Shares equate to $3,000,000.

C.Executive Bonus Pool. Executive shall be eligible to participate in the Executive Bonus Pool. Bonus amounts in the Executive Bonus Pool are determined by and paid at the discretion of the Company’s Chief Executive Officer.

D.Health Insurance. Executive shall be eligible to participate in the Company’s group health insurance plan.

4.Schedule. Executive shall have the flexibility and autonomy to create her own work schedule and shall not be required to log or keep track of hours.

5.Term and Termination.

A.Employment Term of Agreement. The Employment Term of this Agreement shall commence as of the Effective Date and shall continue for a period of 5 year. Thereafter, the Agreement shall be reviewed and renewed upon the mutual agreement of Executive and Company. The Company and Executive agree to revisit this Agreement and Executive's employment not later than 60 days prior to the termination date and Executive's employment may be renewed or extended upon the mutual agreement of the Executive and the Company.

B.Termination for Cause. "Cause" shall mean: (a) Executive's continued willful or deliberate violations of Executive's obligations for 30 days after Company has delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed her duties; (b) Executive's commission of a felony, an act of fraud against the Company or the misappropriation of property belonging to the Company; or (c) Executive's breaching in any material respect, the terms of the Proprietary Information clause of this Agreement between Executive and the Company in Section 8 below.

C.Notice of Termination by the Company. Any termination by the Company of Executive's employment with the Company shall be communicated by a written notice of termination to Executive at least 14 days prior to the date of such termination (or at least 90 days prior to the date of termination by reason of Executive's Disability). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

D.Severance Pay. In the event Company terminates this Agreement prior to the expiration of the Term, excepting terminations for Cause, Company shall provide severance pay to Executive equal to 3 months of the Executive's salary (“Severance Amount). The Severance Amount shall be due and payable in full by the Company within 3 days of Executive’s termination.

6.Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for Cause by the Company, then Executive is not eligible for additional payments beyond amounts already earned, or PTO already vested at that time (except if the Company elects to enforce Executive’s noncompetition agreement in section 10(A), below ). If Executive voluntarily terminates employment with the Company, Executive shall provide written notice to the Company’s Chief Executive Officer at least 30 days prior to terminating such employment.

7.Death or Disability. If Executive's employment terminates by reason of Death or Disability, with Disability defined as Executive’s failure to perform her material duties due to a physical or mental injury, infirmity or incapacity for 90 consecutive days (including weekends and holidays) in any 365-day period, Company shall pay or provide the Executive (i) any unpaid Salary through the date of termination; (ii) any unpaid bonus earned prior to the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or benefit plan or program or grant of this Agreement (collectively, "Accrued Amounts").

8.Proprietary Information. During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of the Company’s Board of Directors, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of the Company or Subsidiaries) any confidential information or proprietary data of the Company.

9.Non-Disparagement. Upon termination of Executive’s employment, whether termination is voluntary or involuntary, the Company and Executive agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party (including, its employees, directors, or officers).

10.Non-Compete. Executive acknowledges that she has gained or will gain extensive and valuable experience and knowledge in the business conducted by the Company and has had or may have extensive contacts with the customers, suppliers, investors, and/or consultants of the Company. Executive recognizes that it is critical to the ongoing success of the Company that it preserve its goodwill and protect its proprietary rights and its other important business interests. Accordingly, Executive agrees that she will not, while employed by the Company during the Term hereof and for a period of one year thereafter, directly or indirectly, engage in (whether as an officer, employee, consultant, director, proprietor, agent, partner or otherwise) or have an ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business engaged in competition with the Company, any of its affiliates, or subsidiaries.

11.Assignment. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representative, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. Ther Agreement is personal in nature, and neither of the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

12.Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one day after being sent by a well-established commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:Wanda Witoslawski

If to the Company:Solar Integrated Roofing Corp.

Attn: David Massey, CEO 1475 N Cuyamaca St

El Cajon, CA 92020

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. For purposes of this Agreement, email shall also constitute a writing.

13.Notice of Termination by the Company. Any termination by the Company of Executive's employment with the Company shall be communicated by a written notice of termination to Executive at least 14 days prior to the date of such termination (or at least 90 days prior to the date of termination by reason of Executive's Disability). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

14.Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

15.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

16.Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

17.Attorneys' Fees. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in any action related to enforcement of this Agreement.

18.Counterparts. The Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer(s), as of the day and year first above written.